2012-1 C EETC Investor
Presentation
Continental Airlines, Inc.
December 12, 2012
Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-181014-01
December 12, 2012

 The issuer has filed a registration statement (including a prospectus) with the
 SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-
 221-1037, Morgan Stanley toll-free at 1-866-718-1649 or Goldman, Sachs & Co.
 toll-free at 1-866-471-2526.

Continental Airlines 2012-1 C EETC
 • Continental Airlines, Inc. (“Continental”) is offering $200,000,000 of Class C Pass
 Through Certificates, Series 2012-1:
 – Class C Certificates will rank junior to the previously issued Series 2012-1 Class A and Class B Certificates
 – Series C Equipment Notes relating to each of the 21 aircraft financed under the
 Series 2012-1 are expected to be issued by Continental and acquired by the Class
 C trust with proceeds from this offering
 – 20 aircraft under Series 2012-1 have been previously delivered / financed; 1 remaining aircraft under Series 2012-1 is expected to be delivered / financed in
 December 2012
 • Series C Equipment Notes will be secured by liens on 17 Boeing 737-900ER and 4 Boeing 787-8 aircraft
 • Lead Bookrunners: Credit Suisse, Morgan Stanley and Goldman, Sachs &
 Co.

CAL 2012-1 C EETC Structural Summary
 Principal Amount
 Expected Ratings (M/S/F)
 Initial / Highest LTV(1)
 Interest Rate
 Initial Average Life (in years)
 Regular Distribution Dates
 Principal Distribution Window (in years)
 Final Expected Distribution Date
 Final Maturity Date
 Section 1110 Protection
 Liquidity Facility
 Depositary
  Class C
 $200,000,000
 B1 / B+ / BB-
 82.1%
 Fixed, semi-annual, 30/360 day count
 5.3
 April 11 and October 11
 5.3
 April 11, 2018
 April 11, 2018
 Yes
 No
 If any proceeds of the issuance of the Class C Certificates are not used to purchase Series C Equipment Notes on the issuance
 date, such proceeds will be held in escrow with the Depositary and withdrawn to purchase the Series C Equipment Notes after the one remaining future delivery aircraft is financed
Notes:
1. Initial LTV is calculated as of April 11, 2013, the first Regular Distribution Date after all aircraft are expected to have been financed as (i) the expected outstanding balance of the senior Certificates and the Class C Certificates, over (ii) the sum of the assumed aggregate aircraft values, as of the referenced Regular Distribution Date. LTVs reflect aircraft appraisals updated as of November or December 2012

Key Structural Elements
 • Classes Offered: One tranche of non-amortizing debt offered
 • Waterfall: Interest on Preferred Pool Balance on Class C is paid ahead of principal for senior tranches
 • Buyout Rights: After a Certificate Buyout Event, the Class C Certificateholders
 will have the right to purchase all, but not less than all, of the then outstanding more senior classes of Certificates at par plus accrued and unpaid interest
 – No buyout right during the 60-day Section 1110 Period unless Continental has abandoned any aircraft prior to the expiry of the 60-day period and no buyout right after such 60-day period if Continental enters into a Section 1110(a)
 agreement and continues to perform
 – No Equipment Note buyout rights
 • Cross-Collateralization and Cross-Default: Provisions are available from date of issuance of each Series C Equipment Note

Aircraft Number	Manufacturer's Serial Number	Aircraft Type	Narrowbody / Widebody	Delivery Month	Appraised Value [1][2]
Previously Delivered					
1	32835	737-900ER	Narrow	Feb-09	42,970,000
2	33527	737-900ER	Narrow	Mar-09	42,990,000
3	33529	737-900ER	Narrow	May-09	43,210,000
4	31650	737-900ER	Narrow	Feb-12	51,293,333
5	31651	737-900ER	Narrow	Mar-12	51,400,000
6	40003	737-900ER	Narrow	Mar-12	51,380,000
7	31646	737-900ER	Narrow	Apr-12	51,556,667
8	40004	737-900ER	Narrow	Apr-12	51,540,000
9	40005	737-900ER	Narrow	May-12	51,643,333
10	41742	737-900ER	Narrow	May-12	51,650,000
11	31640	737-900ER	Narrow	Jun-12	51,730,000
12	41743	737-900ER	Narrow	Jun-12	51,740,000
13	37205	737-900ER	Narrow	Sep-12	52,136,667
14	41744	737-900ER	Narrow	Sep-12	52,136,667
15	37199	737-900ER	Narrow	Sep-12	52,146,667
16	37206	737-900ER	Narrow	Oct-12	52,363,333
17	37200	737-900ER	Narrow	Nov-12	52,423,333
18	34824	787-8	Wide	Sep-12	123,230,000
19	34829	787-8	Wide	Oct-12	123,840,000
20	34822	787-8	Wide	Nov-12	124,620,000
Total					**$1,226,000,000**
Future Delivery					
21	34825	787-8	Wide	Dec-12	124,790,000
Collateral Appraised Value					**$1,350,790,000**

Collateral Summary
Notes:
1. Appraised value is the lesser of the average and median Base Values of each aircraft as appraised by AISI, BK Associates and Morten Beyer &
 Agnew. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value
2. The values of each aircraft financed reflect updated appraisals as of November or December 2012. Appraised values of delivered aircraft are maintenance adjusted if applicable as determined independently by appraiser

Collateral Pool
CAL 2012-1 Collateral Mix
Distribution of Appraised Value
Vintage: 9.6%
New: 90.4%
Widebodies: 36.8%
Narrowbodies: 63.2%
New $1,222MM
Vintage
$129MM
B737-900ER
$854MM
B787-8
$497MM
 • The collateral pool benefits from diversification of two strategically core aircraft types

Aircraft Appraisals
 • Continental has obtained Base Value Desktop Appraisals from three appraisers (AISI, BK Associates and Morten Beyer & Agnew)
 – The values of each aircraft financed reflect updated appraisals as of November or
 December 2012
 • Aggregate aircraft appraised value of $1,351 million(1)
 – Appraisals available in the Preliminary Prospectus Supplement
 • Appraisals indicate an initial collateral cushion of 17.9% on the Class C
 Equipment Notes(2)
Notes:
1. Appraised value is the lesser of the average and median Base Values of each aircraft as appraised by AISI, BK Associates and Morten Beyer &
 Agnew. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value
2. Initial LTV is calculated as of April 11, 2013, the first Regular Distribution Date after all aircraft are expected to have been financed

Collateral Overview
Boeing 737-900ER
 • Overview: The 737-900ER is the largest variant of the world’s all-time best selling
 737NG family of narrowbody commercial aircraft
 • Strengths(1):
 – Very similar build and configuration to the 737-800, but longer fuselage accommodates 13 additional passengers with transcontinental capability in
 Continental’s standard two-class configuration
 – Introduced in 2007, the 737-900ER is the newest member of the 737NG family with up to 138 commercial aircraft in service and 407 on order
 – Lowest operating unit cost per seat among in-production narrowbodies
 • Importance to Continental:
 – Allows Continental to increase available capacity in higher demand domestic markets with a marginal increase in incremental trip cost
 – Continental also views the aircraft as an attractive alternative for domestic 757-
 200 aircraft
1. Sources: The Boeing Company, Morten Beyer & Agnew, Continental Airlines

Boeing 737-900ER Market

16 Customers for 545 Net Orders(1)

Lion air (187) | UNITED
DELTA | Alaska Airlines
CIT | Ростехнологии
spicejet | KOREAN AIR (6)
UTair | EL AL Israel Airlines
GE Capital Aviation Services (4) | Blue Air web.com (3)
Sky airlines | SOMON AIR
TURKISH AIRLINES | UNIDENTIFIED (4)

737

Lion air | UNITED
GE Capital | KOREAN AIR
Sky airlines | Alaska Airlines
spicejet | SOMON AIR (2)
TURKISH AIRLINES

(38)
(14)
(140)
(10)
(3)
(2)
(7)
(6)
(15)
(100)
(6)
(47)
(64)
(2)
(6)
(4)
(4)
(8)
138 deliveries to 9 customers
Notes:
1. Net orders are defined as gross orders minus cancellations by customers inclusive of aircraft deliveries, through October
 31, 2012. Deliveries are through October 31, 2012
Net orders from customers
(1)
Source:
The Boeing Company

Collateral Overview
Boeing 787-8 “Dreamliner”
 • Overview: New generation long range aircraft with size similar to current 767s in fleet -
 219 passengers in Continental’s standard two-class configuration (36 business / 183 premium and regular economy)
 • Strengths(1):
 – Over 44 airlines and leasing companies have ordered 523 aircraft as of October 31,
 2012
 – Intercontinental range to serve destinations not accessible with 767 aircraft (e.g.
 Denver to Narita)
 – Superior economic performance anticipated
 o Up to 20% lower fuel consumption than equivalent sized aircraft
 o 15-25% lower operating costs
 o Up to 30% lower airframe maintenance costs and longer intervals between maintenance checks
 o 20% weight savings due to an airframe comprised of nearly 50% carbon fiber
 • Importance to Continental:
 – Provides Continental with a cost efficient, long range, medium density route aircraft
 – An attractive replacement on 767 routes and certain 777 markets
1. Sources: The Boeing Company, Morten Beyer & Agnew, Continental Airlines

AEROFLOT Russian Airlines
AEROMEXICO
air astana
airberlin
AIR CANADA
ANA
AirEuropa
Air Niugini
ALAFCO
Avianca
AVIATION CAPITAL GROUP
BBJ Boeing Business Jets
Biman BANGLADESH AIRLINES
CIT
DELTA
BRITISH AIRWAYS
Ethiopian
GULF AIR
海南航空 Hainan Airlines
ICELANDAIR
ILFC
AIR CHINA 中国国际航空公司
JET AIRWAYS
Kenya Airways The Pride of Africa
JAL
AIR FRANCE KLM
AIR NEW ZEALAND
OMAN AIR
Lion air
LOT
norwegian.com
LAN
AIR LEASE CORPORATION
Arik
PrivatAir
QATAR AIRWAYS
royal air maroc
KOREAN AIR
[redacted]
UNITED
arkia
ROYAL JORDANIAN
TUI
TRANSAERO AIRLINES
SAUDI ARABIAN AIRLINES
TRAVEL
UZBEKISTAN airways
UNIDENTIFIED
SINGAPORE AIRLINES
Vietnam Airlines
virgin atlantic

B787
8 and
9
-
-
Source:
The Boeing Company
Note: As of October 31, 2012
523 B787
-
8
Boeing 787-8/9 Market
55 Customers for 838 Firm Orders
315 B787
-
9